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                                                                     Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 4, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated February 26, 2002, of Merck & Co., Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




/s/Arthur Andersen LLP
----------------------
   ARTHUR ANDERSEN LLP


Copy to:
Ms. Judy C. Lewent
Executive Vice President and Chief Financial Officer
Merck & Co., Inc.